Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KRISTYNA MUÑOZ
(312) 917-8343
KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Diversified Commodity Fund Adopts Share Repurchase Program

CHICAGO, December 21, 2011 – Nuveen Investments, a leading global provider of investment services to institutions, high-net-worth and affluent investors, today announced that the Nuveen Diversified Commodity Fund (NYSE AMEX:CFD), has approved an open-market share repurchase program. Effective immediately, the fund may repurchase an aggregate of up to 10 percent of its outstanding common shares (approximately 920,000 shares) in open-market transactions at fund management’s discretion.

The fund is designed for investors seeking to generate higher risk-adjusted total return than leading commodity market benchmarks. The fund is managed by Nuveen Commodities Asset Management, LLC, a registered commodity pool operator and commodity trading advisor with the Commodity Futures Trading Commission.

Nuveen Investments provides high quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, NWQ, Santa Barbara, Symphony, Tradewinds and Winslow Capital. In total, Nuveen Investments managed $207 billion as of October 31, 2011. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire amount that you invest.

Investments in commodity futures and forward contracts and options on commodity futures and forward contracts have a high degree of price variability and are subject to rapid and substantial price changes. The Fund could incur significant losses on its commodity investments.

Unlike other Nuveen-sponsored funds, the Fund is a commodity pool. It is not a mutual fund, a closed-end fund or any other type of “investment company” within the meaning of the Investment Company Act of 1940 (the “1940 Act”), and therefore is not subject to regulation thereunder nor afforded the protections of the 1940 Act. As such, the Fund’s board does not have the scope of authority mandated to a board under the 1940 Act.

Shareholders have no rights to participate in the Fund’s management other than the right in certain circumstances to remove or replace Nuveen Commodities Asset Management, LLC, the Fund’s manager. The Fund’s board has very limited powers (specifically, to serve as the audit and nominating committees, and to terminate the manager for cause under specified circumstances). The board therefore does not have the control of the management and operation of the Fund that would be typical of the board of directors of a corporation. Therefore, Fund shareholders will have to rely on the judgment of the manager to manage the Fund.